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                                                                      EXHIBIT 12

                            DEVON ENERGY CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


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
                                                                                             YEARS DECEMBER 31,
                                                                  -----------------------------------------------------------------
                                                                     2000         1999          1998          1997          1996
                                                                  ----------   ----------    ----------    ----------    ----------
                                                                                      (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
   Earnings (loss) before income taxes ........................   $1,141,980     (199,378)     (361,992)     (340,233)      247,689
   Add fixed charges (see below) ..............................      162,925      111,360        75,376        61,139        56,115
                                                                  ----------   ----------    ----------    ----------    ----------
   Adjusted earnings (loss) ...................................   $1,304,905      (88,018)     (286,616)     (279,094)      303,804
                                                                  ==========   ==========    ==========    ==========    ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

   Interest expense ...........................................   $  154,329      109,613        43,532        41,488        48,762
   Distributions on preferred securities of subsidiary ........           --        6,884         9,717         9,717         4,753
   Amortization of costs incurred in connection with
     the offering of the preferred securities of
     subsidiary trust .........................................           --          148           240           269            82
   Estimated interest factor of operating lease payments ......        6,188        7,869         5,783         3,805         2,319
   Deferred effect of changes in foreign currency exchange
     rate on subsidiary's long-term debt ......................        2,408      (13,154)       16,104         5,860           199
                                                                  ----------   ----------    ----------    ----------    ----------
   Fixed charges ..............................................      162,925      111,360        75,376        61,139        56,115


   Preferred stock requirements, pre-tax ......................       15,702        5,889            --         5,800        21,800
                                                                  ----------   ----------    ----------    ----------    ----------

   Combined fixed charges and preferred stock dividends .......   $  178,627      117,249        75,376        66,939        77,915
                                                                  ==========   ==========    ==========    ==========    ==========

Ratio of earnings to combined fixed charges and preferred
    stock dividends ...........................................         7.31        NA            NA           NA              3.90
                                                                  ==========                                              ==========

Insufficiency of earnings to cover combined fixed
charges and  preferred stock dividends ........................           NA      205,267       361,992       346,033         NA
                                                                               ==========    ==========    ==========
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